Exhibit 99.1

Noodles & Company Announces CFO Departure

BROOMFIELD, Colo., May 18, 2023 (GLOBE NEWSWIRE) - Noodles & Company (NASDAQ: NDLS), today announced the resignation of Chief Financial Officer, Carl Lukach, effective June 9, 2023. Mr. Lukach has accepted a similar role at a company in the retail industry which will allow him to be closer to family.

Dave Boennighausen, Chief Executive Officer of Noodles & Company, said, “Carl has been a great asset to the Company since he joined in 2020. On behalf of the entire Noodles team, I would like to thank Carl for his leadership and dedication, and we wish him the best in his next endeavor.”

“I am grateful to have had the opportunity to serve as CFO of Noodles & Company and to have worked with such an outstanding team,” said Carl Lukach. “I have the utmost confidence in the Noodles & Company brand and its growth prospects in the years ahead.”

Dave Boennighausen will serve as interim CFO. Mr. Boennighausen previously served as the Company’s CFO from 2012-2017. The Company has commenced a formal search for a new Chief Financial Officer and Mr. Lukach will be available to support the transition.

About Noodles & Company

Since 1995, Noodles & Company has been serving noodles your way, from noodles and flavors that you know and love, to new ones you’re about to discover for the first time. From indulgent Wisconsin Mac & Cheese to good-for-you Zoodles, Noodles serves a world of flavor in every bowl. Made up of over 450 restaurants and approximately 8,000 passionate team members, Noodles is dedicated to nourishing and inspiring every guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.

Contacts:
Investor Relations
investorrelations@noodles.com